LightPath Technologies Announces Financial Results for the Second Quarter and First Half of Fiscal 2009

ORLANDO, FL -- (Marketwire - February 12, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the second quarter and first half of fiscal 2009 ended December 31, 2008.

Second Quarter Highlights:

--  Disclosure backlog scheduled to ship within the next twelve months is
    $3.0 million similar to the backlog level at September 30, 2008
--  The second quarter revenue was $1.91 million compared to $2.02 million, a decrease of 6% from the same period last year, and was impacted by a $400,000 order cancellation from a major customer whose end customer filed bankruptcy
--  Second quarter fiscal 2009 gross margin improves to 25% compared to 0%
    for the same period in the previous fiscal year
--  The second quarter EBITDA improved to a loss of $700,000 compared to a loss of $1.5 million in the same period last year
--  Cash usage was reduced to $631,000 in the second quarter of fiscal
    2009 from a usage of $1.4 million in the same quarter in the prior year
--  The legal suit filed in October 2007 by Harborview has been dismissed in federal court

Mr. Jim Gaynor, Chief Executive Officer of LightPath, commented, "During the second quarter of fiscal 2009 we faced financial challenges along with many in the industries we do business with, as the worldwide economic instability continued to create turbulence in the market. I am pleased that we were able to continue to manage our costs and increase our gross margins year over year. This is a good indication of how efficiently the business we have been operating over the past few quarters has become despite the market challenges we are facing. Our gross margin for the second quarter of fiscal 2009 improved from 0% to 25% compared to the second quarter of fiscal 2008, and to 26% for the first half of fiscal 2009, compared to 6% the first half of fiscal 2008."

"We have improved our gross margins as a result of the cost reduction programs we have implemented. During the second quarter of fiscal year 2009, over 96% of our precision molded optics were produced at our Shanghai facility. Direct labor productivity has improved 71% in our Shanghai factory. This efficiency improvement combined with the high percentage of product now produced in this facility has significantly reduced our labor cost. Production yields for the first half of fiscal 2009 averaged 85% compared to an average of 67% for the fiscal year 2008. We are also continuing to convert to high temperature lower cost glass materials and this conversion combined with the 18 percentage point improvement in yield has lowered our material costs. We have also implemented new programs to reduce our service costs aimed at tooling and our anti-reflective coating processes. As these programs come on line we expect to see continued improvement in our already low direct costs in future quarters.

"In addition to these direct cost reductions we have implemented a series of overhead cost reductions. With the transfer of our manufacturing operations to Shanghai workforce in Orlando has been reduced by 38% since December 2007. And as a result of the productivity improvements in Shanghai we have reduced the workforce there by 20% in December 2008. In addition we implemented a 10% salary reduction for the majority of our US based personnel in January 2009.

"The result of all of these changes has resulted in a reduction of our cash used in operations by 49% from the first fiscal quarter of 2009 to the second fiscal quarter of 2009. If the impacts of our implemented efficiencies had been in place for the full quarter our cash used in operations would have been below $300,000, as compared to actual cash used in the quarter of $771,000. As the full impact of these improvements are realized and our forecasted revenues are achieved we believe we will see continued reductions of cash used in operations at least 50% again over the next two quarters. This improvement is expected to continue for the remainder of fiscal 2009 providing significant organic growth opportunity," further commented Mr. Gaynor.

Financial Results for Three Months Ended December 31, 2008

Revenue for the second quarter of fiscal 2009 ended December 31, 2008 totaled $1.9 million compared to $2.0 million for the second quarter of fiscal 2008, a decrease of 6%. The decrease from the second quarter of last year was primarily attributable to lower sales volumes of molded optics products, collimators and gradium products, offset by higher sales volumes of isolators. The reduction in molded optics sales volume was primarily attributed to an order cancellation related to a bankruptcy of an end user of our major customer and we do not expect this level of impact to occur again given the nature of our backlog. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line driven by low cost lenses in Asia.

Our gross margin percentage in the second quarter of fiscal 2009 compared to second quarter fiscal 2008 increased to 25% from 0%. Total manufacturing cost of $1.4 million was $0.6 million lower in the second quarter of fiscal 2009 compared to the same period of the prior fiscal year. Direct costs, which include material, labor and services, remain stable at 22% of revenue in the second quarter of fiscal 2009, as compared to 24% in the second quarter of fiscal 2008. Gross margins improved as a result of the cost reduction programs the Company has implemented. In addition, we incurred a one-time inventory valuation adjustment of approximately $374,000 for the quarter ended December 31, 2007 that was not incurred during the quarter ended December 31, 2008.

During the second quarter of fiscal 2009 total costs and expenses decreased $326,000 to $1.3 million compared to $1.7 million for the same period in fiscal 2008. Included in total costs and expenses for fiscal 2009 were $1.1 million in selling, general and administrative expenses which for the second quarter of fiscal 2009 decreased $245,000 or 18% from $1.4 million for the same period in the prior year. As a result, total operating loss for the second quarter of fiscal 2009 improved to $0.9 million compared to a loss of $1.7 million for the same period in fiscal 2008.

Net loss for the second quarter of fiscal 2009 ended December 31, 2008 was $1.7 million or $0.29 per basic and diluted share, compared with a net loss of $1.6 million or $0.31 basic and diluted per share for the same period in fiscal 2008. This compared to a net loss of $1.0 million or $0.19 per basic and diluted share for the first quarter of fiscal 2009 ended September 30, 2008. This represents an $82,000 increase in net loss. The net loss for the quarter ended December 31, 2008 includes $641,000 in charges related to fees, debt costs, and debt discount write-offs associated with the conversion of 25% of outstanding debentures into common stock. Weighted-average shares outstanding increased in the second quarter of fiscal 2009 compared to the second quarter in fiscal 2008 primarily due to the issuance of common shares related to the debenture conversion.

Financial Results for the Six Months Ended December 31, 2008

Revenue for the six months ended December 31, 2008 totaled $4.2 million compared to $4.3 million for the first six months of fiscal 2008, a decrease of 2%. The decrease from last year was primarily attributable to lower sales volumes of collimators and gradium, products, partially offset by higher sales volumes of isolators. Growth in sales going forward are expected to be derived primarily from the precision molded optics driven by low cost lenses in Asia.

Our gross margin percentage in the first half of fiscal 2009 compared to first half of fiscal 2008 increased to 26% from 6%. Total cost of sales was $3.1 million which represents a $941,000 decrease in the first half of fiscal 2009 compared to $4.1 million in the same period of the prior fiscal year. Direct costs, which include material, labor and services, remain stable at 23% of revenue in the first half of fiscal 2009, as compared to 22% in the first half of fiscal 2008. Gross margins improved as a result of the cost reduction programs the Company has implemented. In addition, we incurred a one-time inventory valuation adjustment of approximately $374,000 for the six months ended December 31, 2007 that was not incurred during the six months ended December 31, 2008.

During the first half of fiscal 2009 total costs and expenses decreased approximately $573,000 to $2.8 million compared to $3.4 million for the same period in fiscal 2008. Included in total costs and expenses for the first half of fiscal 2009 were $2.3 million in selling, general and administrative expenses which decreased $452,000 to $2.3 million compared to $2.8 million for the same period in the prior fiscal year. As a result, total operating loss for the first half of fiscal 2009 improved to $1.8 million compared to $3.2 million for the same period in fiscal 2008.

Net loss for the six months ended December 31, 2008 totaled $2.8 million or $0.49 per basic and diluted share, compared with a net loss of $3.1 million or $0.59 basic and diluted per share for the same period in fiscal 2008. This represents a $397,000 decrease in net loss. The net loss for the first half includes $641,000 in charges related to fees, debt costs, and debt discount write-offs associated with the conversion of 25% of the outstanding debentures. Weighted-average shares outstanding increased in the first half of fiscal 2009 compared to the first half of fiscal 2008 primarily due to the issuance of common shares related to the conversion of the debentures.

On the balance sheet, cash and cash equivalents totaled $523,509 at December 31, 2008. Total current assets and total assets at December 31, 2008 were $3.6 million and $5.9 million compared to $3.3 million and $5.5 million at June 30, 2008, respectively. Total current liabilities and total liabilities at December 31, 2008 were $1.8 million and $3.3 million compared to $3.0 million and $3.3 million, respectively, for June 30, 2008. As a result, the current ratio as of December 31, 2008 improved to 2.0 to 1 compared to 1.10 to 1 for the year end June 30, 2008. Total stockholders' equity at December 31, 2008 totaled $2.61 million compared to $2.2 million at June 30, 2008.

As of December 31, 2008 the Company's backlog of orders to be filled in less than one year, was to $3.0 million compared to $3.2 million as of September 30, 2008.

Jim Gaynor concluded, "On January 30, 2009 the district court in New York dismissed all claims of the lawsuit by Harborview. We are pleased with the court's decision and to have this lawsuit completed.

"Our results for the first half of this year are a positive reflection of much hard work and effort by the team at LightPath, to control cost and mitigate expenses. Despite a marginal decrease in our revenues we managed to dramatically enhance our gross margins and decrease our loss over the previous year. We expect the full effect of the efficiencies we have implemented will bring cash usage going forward lower than the current second quarter of fiscal 2009. Our cash balance at December 31, 2008 was $523,000. We remain confident that the changes we have made over the past year will reap positive rewards as we generate more sales and build our pipeline of business. We remain encouraged by our disclosure backlog at $3.0 million, and the number of new product proposals we have undertaken in the past six months. Our efforts to penetrate high volume lower cost commercial markets in Asia show tremendous promise for the second half of our fiscal year. Going forward we will continue our focus on the lower cost higher volume market opportunities and broaden our exposure in the Asian precision optic lens market."

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, February 12th at 4:15 p.m. EST to discuss the Company's financial and operational performance for the second quarter and first half of fiscal 2009.

Conference Call Details
Date: Thursday, February 12, 2009
Time: 4:15 p.m. (EST)
Dial-in Number: 1-800-762-8908
International Dial-in Number: 1-480-248-5085

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. The call is also being webcast and may be accessed at LightPath's website at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the NASDAQ Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

EBITDA Comparison

            Actual     Actual     Actual     Actual     Actual    Actual
           Q1 2008    Q2 2008    Q3 2008    Q4 2008    Q1 2009    Q2 2009
          ---------  ---------  ---------  ---------  ---------  ---------

Revenue   2,308,753  2,021,566  2,114,196  2,381,956  2,337,762  1,905,202
Cost of
 sales    2,070,042  2,016,257  1,694,679  1,814,420  1,706,758  1,438,234
          ---------  ---------  ---------  ---------  ---------  ---------
  Gross
   margin   238,711      5,309    419,517    567,536    631,004    466,968
                 10%         0%        20%        24%        27%        25%

          ---------  ---------  ---------  ---------  ---------  ---------
Total
 operating
 costs and
 expenses 1,753,554  1,669,438  1,602,495  1,665,083  1,505,922  1,343,723
          ---------  ---------  ---------  ---------  ---------  ---------
Operating
 loss    (1,514,843)(1,664,129)(1,182,978)(1,097,547)  (874,918)  (876,755)
Other
 income
 (expense)   11,795     20,978     (7,291)   (33,754)  (148,891)  (848,753)
          ---------  ---------  ---------  ---------  ---------  ---------

Net Loss (1,503,048)(1,643,151)(1,190,269)(1,131,301)(1,023,809)(1,725,508)
          =========  =========  =========  =========  =========  =========

          ---------  ---------  ---------  ---------  ---------  ---------
EBITDA   (1,381,348)(1,522,452)(1,053,747)  (964,070)  (669,936)  (704,371)
          =========  =========  =========  =========  =========  =========

                       LIGHTPATH TECHNOLOGIES, INC.
                  Condensed Consolidated Balance Sheets

                                                 Unaudited
                                                December 31,    June 30,
                      Assets                        2008          2008
                                                ------------  ------------
Current assets:
  Cash and cash equivalents                     $    523,509  $    358,457
  Trade accounts receivable, net of allowance
   of $57,813 and $44,862                          1,307,213     1,334,856
  Inventories, net                                 1,154,400     1,323,555
  Prepaid expenses and other assets                  568,772       277,359
                                                ------------  ------------
        Total current assets                       3,553,894     3,294,227
  Property and equipment - net                     1,760,784     1,937,741
  Intangible assets - net                            183,303       199,737
  Debt costs, net                                    363,764            --
  Other assets                                        57,306        57,306
                                                ------------  ------------
               Total assets                     $  5,919,051  $  5,489,011
                                                ============  ============
      Liabilities and Stockholders’ Equity
Current liabilities:
  Accounts payable                              $  1,092,076  $  1,827,461
  Accrued liabilities                                 88,495       196,125
  Accrued severance                                    4,229        97,401
  Accrued payroll and benefits                       409,531       423,222
  Secured note payable                                    --       260,828
  Note payable, current portion                      166,645       166,645
  Capital lease obligation, current portion           14,661        18,603
                                                ------------  ------------
        Total current liabilities                  1,775,637     2,990,285
                                                ------------  ------------

Deferred rent                                        222,391       222,818
Capital lease obligation, excluding current
 portion                                                  --         5,050
Note payable, excluding current portion               27,774       111,097
8% convertible debentures to related parties,
 net of debt discount                                146,025            --
8% convertible debentures, net of debt discount    1,137,580            --
                                                ------------  ------------
             Total liabilities                     3,309,407     3,329,250

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                 --            --

  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   6,653,621 and 5,331,664 shares issued and
   outstanding, respectively                          66,536        53,317
    Additional paid-in capital                   203,032,955   199,847,356
    Foreign currency translation adjustment           21,751        21,369
    Accumulated deficit                         (200,511,598) (197,762,281)
                                                ------------  ------------
        Total stockholders' equity                 2,609,644     2,159,761
                                                ------------  ------------
        Total liabilities and stockholders'
         equity                                 $  5,919,051  $  5,489,011
                                                ============  ============

                       LIGHTPATH TECHNOLOGIES, INC.
              Condensed Consolidated Statements of Operations

                               Unaudited                 Unaudited

                           Three months ended         Six months ended
                              December 31,              December 31,
                            2008         2007         2008         2007
                        -----------  -----------  -----------  -----------

Product sales, net      $ 1,905,202  $ 2,021,566  $ 4,242,964  $ 4,330,319
Cost of sales             1,438,234    2,016,257    3,144,992    4,086,299
                        -----------  -----------  -----------  -----------
        Gross margin        466,968        5,309    1,097,972      244,020
Operating expenses:
  Selling, general and
   administrative         1,108,931    1,353,954    2,338,450    2,790,811
  New product
   development              227,775      307,267      502,468      615,747
  Amortization of
   intangibles                8,217        8,217       16,434       16,434
  Gain on sale of
   property & equipment      (1,200)           -       (7,707)           -
                        -----------  -----------  -----------  -----------
        Total costs and
         expenses         1,343,723    1,669,438    2,849,645    3,422,992
                        -----------  -----------  -----------  -----------
        Operating loss     (876,755)  (1,664,129)  (1,751,673)  (3,178,972)
Other income (expense):
  Interest expense         (853,526)     (11,190)  (1,012,248)     (28,928)
  Investment and other
   income                     4,773       32,168       14,604       61,701
                        -----------  -----------  -----------  -----------
      Net loss          $(1,725,508) $(1,643,151) $(2,749,317) $(3,146,199)
                        ===========  ===========  ===========  ===========
Foreign currency
 translation adjustment     (11,410)      20,614          382       41,410
                        -----------  -----------  -----------  -----------
      Comprehensive
       loss             $(1,736,918) $(1,622,537) $(2,748,935) $(3,104,789)
                        ===========  ===========  ===========  ===========
Loss per share (basic
 and diluted)           $     (0.29) $     (0.31) $     (0.49) $     (0.59)
                        ===========  ===========  ===========  ===========
Number of shares used
 in per share
 calculation              5,892,829    5,323,511    5,652,444    5,322,678
                        ===========  ===========  ===========  ===========

                       LIGHTPATH TECHNOLOGIES, INC.
            Condensed Consolidated Statements of Cash Flows

                                                         Unaudited
                                                      Six Months Ended
                                                        December 31,
                                                  ------------------------
                                                      2008         2007
                                                  -----------  -----------
Cash flows from operating activities
Net loss                                          $(2,749,317) $(3,146,199)
Adjustments to reconcile net loss to net cash
 used in operating activities:
       Depreciation and amortization                  320,918      213,471
       Foreign exchange translation adjustment            382       41,410
       Interest from amortization of debt
        discount                                      478,320            -
       Fair value of warrants issued to induce
        debenture conversion                          215,975            -
       Amortization of debt costs                     190,546            -
       Issuance of common stock for interest on
        convertible debentures                         97,633            -
       Gain on sale of property and equipment          (7,707)           -
       Stock based compensation                        52,452      187,624
       Provision for doubtful accounts receivable      12,952       22,538
Deferred rent                                            (427)           -
Common stock issued for payment of consulting
 services                                              49,800            -
Changes in operating assets and liabilities:
       Trade accounts receivables                      14,691      128,929
       Inventories                                    169,155      310,593
       Prepaid expenses and other assets               17,301      126,142
       Accounts payable and accrued liabilities      (949,878)    (227,336)
                                                  -----------  -----------
                  Net cash used in operating
                   activities                      (2,087,204)  (2,342,828)
                                                  -----------  -----------
Cash flows from investing activities
       Purchase of property and equipment            (116,013)    (349,736)
       Proceeds from sale of equipment                 37,791            -
                                                  -----------  -----------
                  Net cash used in investing
                   activities                         (78,222)    (349,736)
Cash flows from financing activities
       Proceeds from sale of common stock, net of
        costs                                               -    2,978,544
       Proceeds from sale of common stock from
        employee stock purchase plan                   11,191       27,632
       Borrowings on 8% convertible debenture,
        net of issuance costs                       2,672,430            -
       Payments on secured note payable              (260,828)           -
       Payments on capital lease obligation            (8,992)      (7,872)
       Payments on note payable                       (83,323)     (83,322)
                                                  -----------  -----------
Net cash provided by financing activities           2,330,478    2,914,982
                                                  -----------  -----------
Increase in cash and cash equivalents                 165,052      222,418
Cash and cash equivalents, beginning of period        358,457    1,291,364
                                                  -----------  -----------
Cash and cash equivalents, end of period          $   523,509  $ 1,513,782
                                                  ===========  ===========
Supplemental disclosure of cash flow information:
       Interest paid in cash                      $    27,639  $    13,945

Supplemental disclosure of non-cash investing &
 financing activities:
       Landlord credits for leasehold
        improvements                              $         -  $    74,899
       Convertible debentures exchanged into
        common stock                              $   732,250  $         -
       Fair value of warrants issued to broker
        of debt financing                         $   194,057  $         -
       Fair value of warrants & incentive shares
        issued to debenture holders               $   790,830  $         -
       Intrinsic value of beneficial conversion
        feature underlying convertible
        debentures                                $   600,635  $         -

                       LIGHTPATH TECHNOLOGIES, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
                    Six months ended December 31, 2008
                                Unaudited

                                        Class A               Additional
                                     Common Stock               Paid-in
                                Shares          Amount          Capital
                            --------------- --------------- --------------
Balances at June 30, 2008         5,331,664 $        53,317 $  199,847,356

Issuance of common stock for:
   Current interest on
    convertible debentures          103,971           1,040         96,593
   Incentive to participate
    in convertible
    debenture placement,
    recorded as debt
    discount                         73,228             732         74,399
   Prepayment of  interest
    on convertible
    debentures                      589,614           5,896        448,099
   Conversion of 25% of
    debentures                      475,496           4,755        727,495
   Payment on consulting
    service arrangements             60,000             600         49,200
   Vested restricted stock
    units                            10,000             100           (100)
   Employee Stock Purchase
    Plan                              9,648              96         11,095
Issuance of warrants to
 private placement agent
  recorded as debt costs                  -               -        194,057
Debt discount and beneficial
 conversion feature on
 convertible debentures                                          1,316,334
Issuance of warrants as
 inducement to convert
 debentures                               -               -        215,975
Stock based compensation on
 stock options and restricted
 stock units                                                        52,452
Foreign currency adjustment
Net loss
                            --------------- --------------- --------------
Balances at December 31,
 2008                             6,653,621 $        66,536 $  203,032,955
                            =============== =============== ==============

                                Foreign
                               Currency                          Total
                              Translation    Accumulated     Stockholders'
                               Adjustment      Deficit          Equity
                            --------------- --------------  --------------
Balances at June 30, 2008   $        21,369 $ (197,762,281) $    2,159,761

Issuance of common stock for:
   Current interest on
    convertible debentures                                          97,633
   Incentive to participate
    in convertible
    debenture placement,
    recorded as debt
    discount                                                        75,131
   Prepayment of  interest
    on convertible
    debentures                                                     453,995
   Conversion of 25% of
    debentures                                                     732,250
   Payment on consulting
    service arrangements                                            49,800
   Vested restricted stock
    units                                                                -
   Employee Stock Purchase
    Plan                                                            11,191
Issuance of warrants to
 private placement agent
  recorded as debt costs                                           194,057
Debt discount and
 beneficial conversion
 feature on convertible
 debentures                                                      1,316,334
Issuance of warrants as
 inducement to convert
 debentures                                                        215,975
Stock based compensation on
 stock options and restricted
 stock units                                                        52,452
Foreign currency adjustment             382                            382
Net loss                                        (2,749,317)     (2,749,317)
                            --------------- --------------  --------------
Balances at December 31,
 2008                       $        21,751 $ (200,511,598) $    2,609,644
                            =============== ==============  ==============

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com

Alliance Advisors, LLC
Mark McPartland
+1 (910) 686-0455
markmcp@allianceadvisors.net
or
Valter Pinto
+1(914) 669-0222
Valter@allianceadvisors.net